Exhibit B(2)
                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110+2624
                                 (617)951-7000
                      FAX: (617) 951-7050 OCTOBER 10, 1996

30 KENNEDY PLAZA                                             ONE FRANKLIN SQUARE
PROVIDENCE, RI 02903-2328                                    1301 K STREET, N.W.
(401) 455-4400                                                    SUITE 800 EAST
FAX:(401) 455-4401                                     WASHINGTON, DC 20005-3333
                                                                  (202) 626-3900
                                                              FAX:(202) 626-3961

                                October 10, 1996

AP-KEI Holdings, LLC
Two Manhattanville Road
Purchase, New York  10577

Ladies and Gentlemen:

         We have acted as special counsel to Koger Equity, Inc., a Florida corporation (the "Company"), in connection with the transactions contemplated by the Stock Purchase Agreement dated as of October 10, 1996 (the "Agreement"), by and between the Company and AP-KEI Holdings, LLC, a Delaware limited liability company ("Apollo"), and as such are familiar with the proceedings taken by them in connection therewith. This opinion is provided to you at the request of the Company in connection with the opinion required by Section 1.2 of the Agreement. Terms not defined herein have the meanings set forth in the Agreement.

         For purposes of this opinion, we have examined and relied, with your approval, with respect to matters of Florida law, on the opinion of Boling & McCart and have relied with your approval as to all factual matters that affect our opinions solely upon the documents which have been examined by Boling & McCart and have made no independent investigation thereof. Said opinion is satisfactory in form and scope, and we are of the opinion that you and we may properly rely thereon as to all matters covered thereby.

         We have assumed the signatures on all documents examined by us are genuine and that the Agreement and the Registration Rights Agreement have been duly authorized and executed by Apollo.

         We express no opinion as to the applicability of, compliance with, or effect of any law, including Florida law, other than the laws of The Commonwealth of Massachusetts and the United States of America. We call your attention to the fact that the Agreement and the Registration Rights Agreement provide that they are governed by the law of the State of New York. With your permission, we have assumed that such agreements are governed by the law of The Commonwealth of Massachusetts.


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         Based upon and subject to the foregoing, we are of the opinion that:

         1. To our knowledge, the execution and delivery by the Company of the Agreement, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby do not require the Company or any of its subsidiaries to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority except (a) as set forth in Schedule 2.10 to the Agreement; (b) such as have been duly obtained or made, as the case may be, and are in full force and effect on the date hereof; and (c) such as would not have a Material Adverse Effect or an Apollo Material Adverse Effect following the Closing.

         2. To our knowledge, the execution and delivery of the Agreement, the fulfillment of the terms thereof by the Company, and the issuance of the Shares will not, (i) result in a breach of any of the terms, conditions or provisions of, or (ii) constitute a default under, or (iii) permit the acceleration of rights under or termination of, any Agreements and Instruments, or the Organizational Documents, or any rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Company or any of its subsidiaries or over their respective properties or businesses, which breach, default, acceleration of rights or termination would have a Material Adverse Effect or an Apollo Material Adverse Effect following the Closing. We call your attention to the fact that, under the provisions of various loan agreements between the Company and its lenders, the Company may be obligated to apply some portion or all of the proceeds of the transactions contemplated by the Agreement to the repayment of such indebtedness. To our knowledge, no event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under any Agreements and Instruments or in any license, permit or authorization to which the Company or any subsidiary is a party or by which any of them may be bound.

         This opinion is furnished to you by us as counsel for the Company solely for your benefit, and is rendered solely in connection with the transaction to which this opinion relates. This opinion may be relied upon only in connection with this transaction and may not be relied upon by any other person or persons without our prior written consent.

                                                              Very truly yours,



                                                              Ropes & Gray


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